Exhibit 99.1

Contact:
Sean McHugh
Vice President
Investor Relations and Communications
sean.mchugh@swiftbrands.com
(970) 506-7490

WESLEY BATISTA TO BECOME PRESIDENT AND CEO OF SWIFT & COMPANY
UPON COMPLETION OF SWIFT’S SALE TO J&F PARTICIPAÇÕES S.A.
Current President and CEO Sam Rovit to Leave Swift Upon Closing of Transaction
GREELEY, COLO., June 25, 2007 – Swift & Company today reported that Wesley Mendonça Batista will become Swift & Company’s president, chief executive officer and a director immediately following the completion of its previously announced sale to J&F Participações S.A. (“J&F”). Sam B. Rovit, president, chief executive officer and a director of Swift since July 1, 2005, will relinquish all executive and director responsibilities immediately upon completion of the transaction.
Mr. Batista is currently the executive director of operations of Brazil’s JBS S.A. (“JBS”), Latin America’s largest beef processor, the vice president of its board of directors and a J&F partner. He is a member of the JBS founding family and has been employed in the beef industry his entire career, having served in various capacities at JBS since 1987.
“We are very grateful for Sam Rovit’s leadership during a very challenging time for both Swift and the beef industry,” said Mr. Batista. “I look forward to bringing the JBS and Swift teams together to grow Swift into an even stronger company.”
“I am very proud of Swift’s achievements over the past two years, namely the dramatic improvement in our U.S. beef business while maintaining our industry leading positions in U.S. pork and Australian beef,” said Mr. Rovit. “I am confident that Wesley and the entire JBS / Swift team can collectively take the company to the next level as a leading global provider of beef and pork.”
On May 29, 2007, HM Capital Partners LLC, a leading, Dallas-based private equity firm, J&F, controlling shareholder of JBS, and Swift & Company, the world’s third-largest processor of fresh beef and pork products, announced that HM Capital and J&F had signed a definitive agreement under which J&F will acquire Swift in an all-cash transaction representing an enterprise value of approximately $1.4 billion.
Completion of the transaction is subject to Hart-Scott-Rodino and other antitrust reviews and customary closing conditions, and is expected to occur in mid-July.

About Swift & Company
With nearly $10 billion in annual sales, Swift & Company is the third-largest processor of fresh beef and pork in the U.S. and the largest beef processor in Australia. Founded in 1855 and headquartered in Greeley, Colorado, Swift processes, prepares, packages, markets, and delivers fresh, further processed and value-added beef and pork products to customers in the United States and international markets. For additional information, please visit www.swiftbrands.com.
About J&F Participações S.A.
J&F Participações is the controlling shareholder of JBS (Bovespa: JBSS3, market capitalization of $3.5 billion), the largest beef processor in Latin America and one of the largest exporters of beef in the world. JBS has operations in 23 plants in Brazil and 5 in Argentina. For the twelve month period ended March 31, 2007, JBS generated sales of $2.1 billion.
Information Concerning Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. Some of these risks and uncertainties include product liability claims and recalls, livestock disease, fluctuating raw material costs and selling prices, changes in consumer preferences, compliance with environmental regulations and labor relations, operating in a competitive environment, uncertainties related to completing the acquisition of Swift Foods Company, the parent company of Swift & Company, including the fulfillment or waiver of conditions to closing under the merger agreement, the costs, difficulties and uncertainties related to the integration of acquired businesses, and other general economic conditions and other risks described in the Annual Report on Form 10-K and the Quarterly Reports on Form 10-Q of S&C Holdco 3, Inc. filed with the Securities and Exchange Commission and available on the SEC’s website. Statements in this press release are based on the information available to Swift & Company as of the date of the release. Swift & Company undertakes no obligation to update the information contained in the press release.
Swift & Company files information with the Securities and Exchange Commission under the name “S&C Holdco 3, Inc.” Filings may be viewed at: http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001199114&owner=include
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